UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

July 11, 2001

Date of report  (Date of earliest event reported)

ASSISTED LIVING CONCEPTS, INC.
(exact name of registrant as specified in its charter)

NEVADA	1-13498	93-1148702
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)

11835 NE Glenn Widing Drive, Bldg E, Portland, OR  97220-9057

(Address of Principal Executive Offices)  (Zip Code)

(503) 252-6233

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

ITEM 5.	OTHER EVENTS.

On July 11, 2001, Assisted Living Concepts, Inc. (the “Company”) announced the closing of an amendment to its secured line of credit facility with Heller Healthcare Finance, Inc. As amended, the facility may now be used to pay trade payables, certain professional fees relating to its debt and lease restructuring, closing costs and other anticipated costs, and to fund an interest reserve and tenant deposit account. The amendment reduces the aggregate line of credit available from $45.0 million to $20.0 million, of which the Company has drawn approximately $10.1 million to date. Borrowing under the amended facility is subject to certain conditions, including debt coverage, project yield and loan-to-value requirements. The line of credit may not be used to fund future interest payments on its convertible debentures, and it may no longer be used to repurchase leased facilities or debentures, or to fund future payments in connection with the Company’s litigation settlement.

The line of credit remains guaranteed by the Company; however, the filing of a petition under Chapter 11 of the U.S. Bankruptcy Code by the Company no longer triggers an event of default under the loan agreement with respect to any affiliate of the Company that does not also file such a petition. An additional 10 previously unencumbered residences secure the amended line, which is six fewer than the number that would have been required to secure the original line of credit had the Company drawn the entire $45 million under the original line. The new maturity date is September 28, 2001. If none of the Company or any of the borrower subsidiaries files a petition for relief under Chapter 11 of the U.S. Bankruptcy Code before such date, the borrower subsidiaries may extend the maturity date to the earlier of May 31, 2002, or the earliest date on which the Company or any of the borrower subsidiaries files such a petition.

      A copy of the Company’s press release dated July 11, 2001 has been filed as an exhibit to this report on Form 8-K and is incorporated herein by reference.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) and (b)	None.

(c)	The following document is furnished as an Exhibit to this Current Report on Form 8-K pursuant to Item 601 of Regulation S-K:

99	Press Release of Assisted Living Concepts, Inc., dated July 11, 2001.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSISTED LIVING CONCEPTS, INC.

By:	/s/ Drew Q. Miller

	Name: Title:	Drew Q. Miller Senior Vice President, Chief Financial Officer and Treasurer

Date: July 11, 2001

EXHIBIT INDEX

EXHIBIT NO.	DOCUMENT DESCRIPTION

99	Press Release of Assisted Living Concepts, Inc., dated July 11, 2001.